Exhibit 10.1

FIRST Amendment to License Agreement

This FIRST AMENDMENT TO LICENSE AGREEMENT (this “First Amendment”) is made and entered into as of March 31, 2022 (the “First Amendment Effective Date”) between RVL Pharmaceuticals, Inc., a Delaware corporation (“RVL”) and Santen Pharmaceutical Co. Ltd., a Japanese corporation (“Licensee”). RVL and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, RVL and Licensee entered into that certain License Agreement, dated as of July 28, 2020 (the “Original Agreement”);

WHEREAS, Licensee wishes to expand the Territory to include certain countries as set forth herein and RVL wishes to include such additional countries in the Territory;

WHEREAS, RVL wishes to grant Licensee an option, and Licensee wishes to receive an option, to expand the Territory further, pursuant to the terms contained herein;

WHEREAS, Licensee and RVL wish the amend certain milestone events and milestone payments in the Original Agreement;

WHEREAS, in consideration for such expansion of the Territory and amendment to the milestone events and milestone payments, in each case, as set forth herein, Licensee desires pay to RVL, and RVL desires to receive, the Amendment Payments (as defined herein); and

WHEREAS, pursuant to and in accordance with Section 11.8 of the Original Agreement, the Parties desire to make certain amendments to the Original Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this First Amendment, and intending to be legally bound, the Parties hereby agree as follows:

1.	Interpretation. Capitalized terms not defined in this First Amendment have the meanings given such terms in the Original Agreement. References to Sections and Schedules herein will be to Sections and Schedules of the Original Agreement, except as otherwise noted.

2.	New Definitions. The following definitions are hereby added to Article 1 of the Original Agreement:

a.	“HC” means Health Canada and any successor entity thereto.

b.	“MHP” means the United Arab Emirates Ministry of Health and Prevention and any successor entity thereto.

3.	Amendment Payment. Within thirty (30) days from the First Amendment Effective Date, Licensee shall pay to RVL the following nonrefundable, noncreditable amounts:

a.	An amount equal to $5,500,000 to expand the Territory as set forth in Section 5 (Territory Amendments);

b.	An amount equal to $3,500,000 for deletion of the milestone payment due under the Original Agreement following receipt of the first Regulatory Approval for a Licensed Product by any of the EMA, a Regulatory Authority of a member of the European Union, or a Regulatory Authority of any country identified as “Other European Countries” on Schedule 1.108 in the Original Agreement;

1

c.	An amount equal to $3,500,000 for deletion of the milestone payment due under the Original Agreement following receipt of the first Regulatory Approval by the MHLW for a Licensed Product in Japan; and

d.	An amount equal to $3,000,000 for deletion of the milestone payment due under the Original Agreement following receipt of the first Regulatory Approval by the NMPA for a Licensed Product in the People’s Republic of China (the amounts set forth in the foregoing clauses (a) through (d), collectively, the “Amendment Payments”).

For clarity, other than the Amendment Payments to be paid as set forth above in this Section 3, Licensee will not owe to RVL any payments due upon receipt of Regulatory Approval for a Licensed Product by any of the EMA, a Regulatory Authority of a member of the European Union, a Regulatory Authority of any country identified as “Other European Countries” on Schedule 1.108 in the Original Agreement, MHLW, or the NMPA.

4.	Development and Regulatory Milestone Payment Amendments. Section 5.2.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“5.2.1     Development and Regulatory Milestones. In partial consideration of the rights granted by RVL to Licensee hereunder, Licensee shall notify RVL within two (2) Business Days after the achievement of each of the following milestones for the Licensed Product and shall pay to RVL a milestone payment for the achievement of each such milestone within thirty (30) days after receiving an invoice from RVL for such milestone payment, calculated as follows:

(i)            following receipt of the first Regulatory Approval by the MHP for a Licensed Product in the United Arab Emirates, five hundred thousand Dollars ($500,000); and

(ii)           if Licensee receives Regulatory Approval by the HC in Calendar Year 2023 for a Licensed Product in Canada, five hundred thousand Dollars ($500,000).

Each milestone payment in this Section 5.2.1 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product.”

5.	Territory Amendments.

a.	Section 2 of Schedule 1.108 is hereby deleted in its entirety and replaced with the following:

“2. North Africa and Middle East

a. Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Lebanon, Kingdom of Saudi-Arabia, Kuwait, Morocco, Qatar, Turkey, United Arab Emirates.”

2

b.	The following provision is hereby added to Schedule 1.108 of the Original Agreement:

“4. North America

a. Canada”

6.	Option to Expand Territory. Prior to the earlier of (i) the fifth anniversary of the First Amendment Effective Date or (ii) the expiration of ROFN period as defined below (the “Option Exercise Period”), Licensee may elect, upon written notice to RVL, to expand the Territory to include Russia in accordance with the terms set forth in this Section 6 (Option to Expand Territory). If Licensee so elects to expand the Territory, then:

a.	In consideration of the option grant and expanding the Territory to include Russia, Licensee would pay to RVL $2,000,000 (the “Option Exercise Payment”) no later than thirty (30) days after the date of written notice Licensee’s election to expand the Territory to so include Russia.

b.	The following definition will be added to Article 1 of the Original Agreement:

“MHRF” means the Ministry of Health of the Russian Federation and any successor entity thereto.

c.	The following milestone will be added Section 5.2.1 (Development and Regulatory Milestones) of the Original Agreement, and will be subject to the terms therein:

“(iii) Following receipt of the first Regulatory Approval by the MHRF for a Licensed Product in Russia, one million Dollars ($1,000,000) (such payment, the “Russia Regulatory Approval Milestone”).”

7.	Third Party Russia Offer. If at any time during the Option Exercise Period, RVL desires to enter into, or is approached by any bona fide third party with respect to, an agreement to license certain rights under the RVL Patents, RVL Know-How, or RVL’s interests in the Joint Patents and Joint Know-How to Exploit the Licensed Product in Russia (a “Third Party Russia Offer”), then RVL will notify Licensee of the Third Party Russia Offer in writing. The Licensee will have a period of forty-five (45) days following its receipt of written notice of the Third Party Russia Offer (the “ROFN Period”) to notify RVL in writing of Licensee’s desire to either (“Russia Terms Notice”) (i) exercise its option to expand the Territory to include Russia pursuant to Section 6 (Option to Expand Territory) of this First Amendment, or (ii) in lieu of the Option Exercise Payment and the terms under the Original Agreement that would be applicable to the Exploitation of the Licensed Product if the Territory were to be expanded to include Russia, in consideration for the expansion of the Territory to include Russia, to match the terms offered to RVL by the Third Party Russia Offer (the “Matched Terms”). If, during such ROFN Period Licensee elects to match the terms last offered to RVL by the third party in consideration for the grant of rights to Exploit the Licensed Product in Russia, then (a) Licensee and RVL will enter into an amendment to the Original Agreement that replaces original terms that would be due to RVL in consideration for expansion of the Territory to include Russia (including the Option Exercise Payment) and instead includes the Matched Terms and (b) the option set forth in Section 6 (Option to Expand Territory) of this First Amendment will immediately terminate. During the ROFN Period, RVL will not negotiate with any third party or enter into any agreement with any third party regarding any transfer, license, or acquisition of RVL’s rights under the RVL Patents, RVL Know-How, or interests in the Joint Patents and Joint Know-How, in each case to Exploit the Licensed Product in Russia unless and until Licensee notifies RVL that it has decided not to pursue the acquisition or grant of such rights. If Licensee does not deliver to RVL a Russia Terms Notice prior to the expiration of the ROFN Period, then RVL will be free to negotiate or enter into any transaction with any third party with no further obligation to Licensee under this Section 7 (Third Party Russia Offer).

3

8.	Licensee’s Clinical Research Rights. Regardless of whether Licensee elects to exercise its option to expand the Territory to include Russia pursuant to Section 6 (Option to Expand Territory) of this First Amendment or whether RVL licenses certain rights under the RVL Patents, RVL Know-How or RVL’s interests in the Joint Patents and Joint Know-How to Exploit the Licensed Product in Russia to a bona fide third party pursuant to Section 7 (Third Party Russia Offer) of this First Amendment, Licensee may, under and consistent with the license grants contained in Article 2 of the Original Agreement, conduct clinical development of the Licensed Product in Russia subject to RVL’s prior written approval.

9.	Effect on Original Agreement. Except as specifically amended by this First Amendment, the Original Agreement will remain in full force and effect and is hereby ratified and confirmed. Each future reference to the Original Agreement will refer to the Original Agreement as amended by this First Amendment. To the extent a conflict arises between the terms of the Original Agreement and this First Amendment, the terms of this First Amendment shall prevail but only to the extent necessary to accomplish their intended purpose.

10.	Binding Effect. This First Amendment will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.	Authority. As of the First Amendment Effective Date, each Party hereby represents and warrants that (a) it has the power and authority to execute and deliver this First Amendment, (b) the execution, delivery, and performance of this First Amendment by it has been duly authorized by all requisite corporate action, and (c) this First Amendment has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms.

12.	Governing Law. This First Amendment and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties, will be construed under and governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this First Amendment to the substantive law of another jurisdiction. The Parties agree to exclude the application to this First Amendment of the United Nations Convention on Contracts for the International Sale of Goods.

13.	Amendments. This First Amendment may not be modified or amended, except by another agreement in writing executed by duly authorized signatories of each Party.

14.	Counterparts. This First Amendment may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this First Amendment in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this First Amendment.

[Signatures Follow]

4

IN WITNESS WHEREOF, the Parties have executed this First Amendment to License Agreement through their duly authorized representatives.

Santen Pharmaceutical Co., Ltd.

By:	/s/ Satoshi Suzuki

Name:	Satoshi Suzuki

Title:	Senior Corporate Officer, Head of Corporate Development Division

RVL Pharmaceuticals, Inc.

By:	/s/ Brian Markison

Name:	Brian Markison

Title:	Chief Executive Officer

[Signature Page To First Amendment To License Agreement]